Exhibit 99.1

Bojangles’, Inc. – Fiscal Year 2016

Third Fiscal Quarter Results

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

For Media Inquiries:

Brian Little of Bojangles’ Restaurants, Inc.

704.519.2118

Bojangles’, Inc. Reports Financial Results for its Third Fiscal Quarter 2016

Updates Annual Guidance for its Fiscal Year 2016

CHARLOTTE, N.C. — (Globe Newswire) — November 3, 2016 — Bojangles’, Inc. (Bojangles’) (NASDAQ: BOJA) today announced financial results for the 13-week third fiscal quarter ended September 25, 2016. Bojangles’ also updated its annual guidance for its fiscal year 2016, which is a 52-week period ending on December 25, 2016.

Financial Highlights for Third Fiscal Quarter 2016

◾	System-wide comparable restaurant sales increased 0.8% while company-operated comparable restaurant sales decreased 0.2% and franchised comparable restaurant sales increased 1.4%;
◾	Total revenues increased 7.2% to $133.2 million from $124.3 million;
◾	10 system-wide restaurants were opened – 6 company-operated restaurants and 4 franchised restaurants;
◾	Net Income increased 12.4% to $10.0 million from $8.9 million;
◾	Diluted Net Income per Share increased 12.5% to $0.27 from $0.24;
◾	Adjusted Net Income* increased 9.0% to $9.3 million from $8.5 million;
◾	Adjusted Diluted Net Income per Share* increased 8.7% to $0.25 from $0.23; and
◾	Adjusted EBITDA* increased 8.4% to $22.2 million from $20.5 million.

* Descriptions of Adjusted Net Income, Adjusted Diluted Net Income per Share, Adjusted EBITDA and other non-GAAP financial measures are provided in “Use and Definition of Non-GAAP Measures,” and reconciliations to GAAP figures are provided in the tables at the end of this release.

“We were pleased with our overall performance amid a challenging quarter for the industry as our total revenues rose 7.2% while Adjusted EBITDA and Adjusted Net Income expanded at slightly higher rates of 8.4% and 9.0%, respectively. The Bojangles’® system has now generated 26 consecutive quarters of positive comparable restaurant sales including a 0.8% increase during the third fiscal quarter, 4.8% growth on a two-year stacked basis and 10.1% growth on a three-year stacked basis,” said Bojangles’ President and CEO Clifton Rutledge.

“We have completed the research phase of our ‘Bojangles’ of the Future’ project and have begun the testing phase having already broken ground on our first location in Greenville, South Carolina. This new prototype will set the direction and standard for Bojangles’ restaurant design and remodels well into the future, ensuring that our ambiance complements our freshly-made, high quality food and restaurant hospitality. Creating the best experience possible at all Bojangles’ restaurants will also be accomplished through greater use of technology such as implementing mobile payment, large online ordering, and a loyalty program that can be leveraged across our system. We are making the necessary investments now to build these capabilities and expect to launch these initiatives over the next 18-24 months,” he added.

Bojangles’, Inc. – Fiscal Year 2016

Third Fiscal Quarter Results

“We are excited to be creating more Bo Fanatics and loyal customers across the southeast who appreciate our unique southern-inspired menu items and exceptional value. Our Bojangles’ system net unit count is poised to expand by approximately 8% during this fiscal year, making us among the fastest growing brands in the limited service restaurant category. Through balanced development between company-operated and franchised restaurants, we are adding to our presence in core North and South Carolina markets as well as in adjacent states,” he concluded.

Third Fiscal Quarter 2016 Financial Review

System-wide comparable restaurant sales increased 0.8%, consisting of a 0.2% decrease in company-operated comparable restaurant sales and a 1.4% increase in franchised comparable restaurant sales. The comparable restaurant sales decline at company-operated restaurants was composed of a decrease in transactions, partially offset by increases in price.

Total revenues increased 7.2% to $133.2 million in the third fiscal quarter of 2016 from $124.3 million in the prior year fiscal quarter. The increase was primarily due to a net additional 42 system-wide restaurants at September 25, 2016 compared to September 27, 2015.

Company restaurant revenues increased 7.5% to $126.4 million in the third fiscal quarter of 2016 from $117.5 million in the prior year fiscal quarter. Franchise royalty revenues increased 4.7% to $6.7 million in the third fiscal quarter of 2016 from $6.4 million in the prior year fiscal quarter.

Restaurant contribution, a non-GAAP measure, increased 6.1% to $23.3 million in the third fiscal quarter of 2016 from $21.9 million in the prior year fiscal quarter. As a percentage of company restaurant revenues, restaurant contribution margin, a non-GAAP measure, decreased to 18.4% in the third fiscal quarter of 2016 from 18.7% in the prior year fiscal quarter.

General and administrative expenses decreased 7.8% to $9.3 million in the third fiscal quarter of 2016 from $10.1 million in the prior year fiscal quarter. The decline was primarily due to lower incentive compensation and lower executive separation expenses, partially offset by headcount added to support our growing restaurant system.

Net Income increased 12.4% to $10.0 million in the third fiscal quarter of 2016 compared to $8.9 million in the prior year fiscal quarter. Diluted Net Income per Share increased 12.5% to $0.27 in the third fiscal quarter of 2016 compared to $0.24 in the prior year fiscal quarter.

Adjusted EBITDA, a non-GAAP measure, increased 8.4% to $22.2 million in the third fiscal quarter of 2016 from $20.5 million in the prior year fiscal quarter.

Adjusted Net Income, a non-GAAP measure, increased 9.0% to $9.3 million in the third fiscal quarter of 2016 compared to $8.5 million in the prior year fiscal quarter. Adjusted Diluted Net Income per Share increased 8.7% to $0.25 in the third fiscal quarter of 2016 compared to $0.23 in the prior year fiscal quarter.

Fiscal Year 2016 Guidance

Bojangles’ has updated its annual outlook for the 52-week period ending on December 25, 2016:

◾	Total revenues of $530.5 million to $533.5 million (previously $530.0 million to $533.0 million);
◾	System-wide comparable restaurant sales growth of flat to low-single digits (unchanged);
◾	The opening of 56 to 59 system-wide restaurants (previously 60 to 65);
○	28 to 29 company-operated restaurants (unchanged);
○	28 to 30 franchised restaurants (previously 32 to 36);
◾	Net increase of 50 to 53 system-wide restaurants (previously 53 to 58);

Bojangles’, Inc. – Fiscal Year 2016

Third Fiscal Quarter Results

○	Net increase of 26 to 27 company-operated restaurants (unchanged);
○	Net increase of 24 to 26 franchised restaurants (previously 27 to 31);
•	Restaurant contribution margin of 18.0% to 18.2% (previously 17.7% to 18.1%)
•	General and administrative expenses of $38.5 million to $39.5 million (previously $39.0 million to $39.5 million);
•	Adjusted Diluted Net Income per Share of $0.92 to $0.95 (previously $0.88 to $0.92); and
•	Adjusted EBITDA of $84.5 million to $86.5 million (previously $83.5 million to $85.5 million).

We have not reconciled guidance for Adjusted Diluted Net Income per Share or Adjusted EBITDA to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

Conference Call and Webcast Today

Bojangles’ will host a conference call and webcast to discuss the third fiscal quarter 2016 results and fiscal year 2016 guidance today at 5:00 p.m. Eastern Daylight Time. The conference call dial-in number is 1-201-493-6725. A telephone replay will be available through Saturday, December 3, 2016 and may be accessed by dialing 1-858-384-5517. The conference ID is 13645534.

The conference call will also be webcast live and later archived on the Investors section of our website at www.bojangles.com.

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes. Founded in 1977 in Charlotte, N.C., Bojangles’ serves menu items such as delicious, famous chicken, made-from-scratch buttermilk biscuits, flavorful fixin’s and Legendary Iced Tea®. At September 25, 2016, Bojangles’ had 699 system-wide restaurants, of which 301 were company-operated and 398 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook and Twitter.

Use and Definition of Non-GAAP Measures

We utilize certain non-GAAP measures when assessing the operational strength and the performance of our business. We believe these non-GAAP measures assist our board of directors, management and investors in comparing our operating performance on a consistent basis from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary significantly among similar companies. Bojangles’ cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, reported GAAP results.

Comparable restaurant sales reflects the change in year-over-year sales for the comparable restaurant base (as applicable, system-wide, franchised or company-operated restaurants). A restaurant enters our comparable restaurant base the first full day of the month after being open for 15 months using a mid-month convention.

Restaurant contribution is defined as company restaurant revenues less food and supplies costs, restaurant labor costs and operating costs, as identified by the reconciliation table below. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant revenues. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of our company-operated restaurants and our calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Bojangles’, Inc. – Fiscal Year 2016

Third Fiscal Quarter Results

Adjusted Net Income represents company net income before items that we do not consider representative of our ongoing operating performance, as well as an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company for those periods where they had not yet been incurred, both as identified in the reconciliation table below. Adjusted Diluted Net Income per Share represents company diluted net income per share before items that we do not consider representative of our ongoing operating performance, as well as an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company for those periods where they had not yet been incurred, both as identified in the reconciliation table below.

EBITDA represents company net income before interest expense (net of interest income), provision for income taxes and depreciation and amortization. Adjusted EBITDA represents company net income before interest expense (net of interest income), provision for income taxes, depreciation and amortization, items that we do not consider representative of our ongoing operating performance and certain non-cash items, as identified in the reconciliation table below.

Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. In addition, in evaluating Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses or charges such as those added back to calculate Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA.

Forward-Looking Statements

This release contains forward-looking statements. All statements other than statements of historical or current facts included in this release are forward-looking statements. Forward-looking statements discuss our current expectations, projections and guidance relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning.

Bojangles’, Inc. – Fiscal Year 2016

Third Fiscal Quarter Results

Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. Actual results may differ materially from these expectations due to risks relating to our vulnerability to changes in consumer preferences and economic conditions; our ability to open restaurants in new and existing markets and expand our franchise system; our ability to generate comparable restaurant sales growth; financial or other difficulties which could cause our restaurants and our franchisees’ restaurants to close; our ability to generate increased sales or profits from new menu items, advertising campaigns, changes in discounting strategy and restaurant designs and remodels; cancellation or delay in anticipated future restaurant openings; our reliance on, limited degree of control over and potential responsibility for, our franchisees; increases in the cost of chicken, pork, dairy, wheat, corn and other products; our ability to compete successfully with other quick-service and fast-casual restaurants; our vulnerability to conditions in the Southeastern United States; negative publicity, whether or not valid; concerns about food safety and quality and about food-borne illnesses, including adverse public perception due to the occurrence of avian flu, swine flu or other food-borne illnesses; changes in employment and labor laws; labor shortages and increases in labor costs; and our dependence upon frequent and timely deliveries of restaurant food and other supplies. For further details and discussion of these and other risks and uncertainties, see our Annual Report on Form 10-K for the fiscal year ended December 27, 2015 filed with the Securities and Exchange Commission on March 11, 2016, as updated by our Quarterly Report on Form 10-Q for the fiscal quarter ended September 25, 2016 to be filed with the Securities and Exchange Commission. Each of the documents referred to in the preceding sentence are available at www.sec.gov. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this earnings release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

Bojangles’, Inc. – Fiscal Year 2016

Third Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

Assets	September 25, 2016	December 27, 2015
Current assets:
Cash and cash equivalents	$19,479	14,263
Accounts and vendor receivables, net	3,889	4,736
Accounts receivable, related parties, net	428	403
Inventories, net	3,080	3,080
Other current assets	3,504	5,639

Total current assets	30,380	28,121
Property and equipment, net	51,907	48,137
Goodwill	161,140	161,140
Brand	290,500	290,500
Franchise rights, net	24,518	25,341
Favorable leases, net	1,073	1,394
Other noncurrent assets	3,734	3,673

Total assets	$563,252	558,306

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,058	17,893
Accrued expenses	23,850	19,086
Current maturities of long-term debt	—	—
Current maturities of capital lease obligations	6,568	5,968
Other current liabilities	5,795	2,155

Total current liabilities	50,271	45,102
Long-term debt, less current maturities and deferred debt issuance costs, net	168,566	197,735
Deferred income taxes	110,818	115,028
Capital lease obligations, less current maturities	21,906	21,483
Other noncurrent liabilities	13,571	11,834

Total liabilities	365,132	391,182

Stockholders’ equity:
Preferred stock	—	—
Common stock	364	360
Additional paid-in capital	122,660	119,084
Retained earnings	75,555	47,661
Accumulated other comprehensive (loss) income	(459)	19

Total stockholders’ equity	198,120	167,124

Total liabilities and stockholders’ equity	$563,252	558,306

Bojangles’, Inc. – Fiscal Year 2016

Third Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Revenues:
Company restaurant revenues	$126,358	117,536	372,446	339,914
Franchise royalty revenues	6,739	6,436	19,532	18,740
Other franchise revenues	100	287	470	768

Total revenues	133,197	124,259	392,448	359,422

Company restaurant operating expenses:
Food and supplies costs	39,331	37,223	116,872	110,508
Restaurant labor costs	35,115	32,429	102,976	94,075
Operating costs	28,625	25,936	83,645	74,120
Depreciation and amortization	3,225	2,990	9,432	8,378

Total Company restaurant operating expenses	106,296	98,578	312,925	287,081

Operating income before other operating expenses	26,901	25,681	79,523	72,341

Other operating expenses:
General and administrative	9,276	10,064	28,189	32,694
Depreciation and amortization	745	725	2,178	2,075
Impairment	592	193	981	208
Loss (gain) on disposal of property and equipment	138	220	(51)	232

Total other operating expenses	10,751	11,202	31,297	35,209

Operating income	16,150	14,479	48,226	37,132
Amortization of deferred debt issuance costs	(199)	(208)	(567)	(622)
Interest income	—	—	4	6
Interest expense	(1,819)	(2,001)	(5,782)	(6,394)

Income before income taxes	14,132	12,270	41,881	30,122
Income taxes	4,113	3,360	13,987	11,440

Net income	$10,019	8,910	27,894	18,682

Net income per share:
Basic	$0.28	0.25	0.77	0.99

Diluted	$0.27	0.24	0.74	0.50

Weighted average shares used in computing net income per share:
Basic	36,355	35,951	36,195	18,830

Diluted	37,650	37,526	37,561	37,471

Bojangles’, Inc. – Fiscal Year 2016

Third Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Thirty-Nine Weeks Ended
	September 25, 2016	September 27, 2015
Cash flows from operating activities:
Net income	$27,894	18,682
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	(2,244)	(3,356)
Depreciation and amortization	11,610	10,453
Amortization of deferred debt issuance costs	567	622
Impairment	981	208
(Gain) loss on disposal of property and equipment	(51)	232
(Benefit) provision for doubtful accounts	(65)	53
Provision for inventory spoilage	7	9
Benefit for closed stores	(51)	(50)
Stock-based compensation	953	1,711
Excess tax benefit from stock-based compensation	(1,770)	(421)
Changes in operating assets and liabilities	4,950	4,945

Net cash provided by operating activities	42,781	33,088

Cash flows from investing activities:
Purchases of franchisee’s assets	(100)	(186)
Purchases of property and equipment	(5,950)	(8,591)
Proceeds from disposition of property and equipment	49	36

Net cash used in investing activities	(6,001)	(8,741)

Cash flows from financing activities:
Principal payments on long-term debt	(29,736)	(19,055)
Debt issuance costs	—	(555)
Stock option exercises	857	96
Excess tax benefit from stock-based compensation	1,770	421
Principal payments on capital lease obligations	(4,455)	(3,405)

Net cash used in financing activities	(31,564)	(22,498)

Net increase in cash and cash equivalents	5,216	1,849
Cash and cash equivalents balance, beginning of fiscal period	14,263	13,201

Cash and cash equivalents balance, end of fiscal period	$19,479	15,050

Bojangles’, Inc. – Fiscal Year 2016

Third Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Net income	$10,019	8,910	27,894	18,682
Income taxes	4,113	3,360	13,987	11,440
Interest expense, net	1,819	2,001	5,778	6,388
Depreciation and amortization (a)	4,169	3,923	12,177	11,075

EBITDA	20,120	18,194	59,836	47,585
Non-cash rent (b)	414	389	1,185	1,168
Stock-based compensation (c)	404	309	953	1,711
Payroll taxes associated with stock option exercises (d)	8	—	79	17
Preopening expenses (e)	346	326	942	1,064
Sponsor and board member fees and expenses (f)	—	—	—	166
Certain professional, transaction and other costs (g)	24	160	66	5,041
Distributor transition costs (h)	—	217	81	217
Executive separation expenses (i)	197	507	197	507
Impairment and dispositions (j)	730	421	979	476

Adjusted EBITDA	$22,243	20,523	64,318	57,952

(a)	Includes amortization of deferred debt issuance costs.
(b)	Includes deferred rent, which represents the extent to which our rent expense has been above or below our cash rent payments, amortization of favorable (unfavorable) leases and closed store reserves for rent net of cash payments. We expect to continue to incur similar expenses in future periods as we record rent expense in accordance with GAAP, as well as continue to amortize favorable (unfavorable) leases and record closed store reserves.
(c)	Represents non-cash, stock-based compensation. We expect to incur similar expenses in future periods as we record stock-based compensation related to existing grants (and any potential future grants) in accordance with GAAP.
(d)	Represents payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering. We expect to incur similar expenses in future periods when our directors or employees exercise stock options that were outstanding prior to our initial public offering.
(e)	Includes expenses directly associated with the opening of company-operated restaurants and incurred prior to the opening of a company-operated restaurant. We expect to continue to incur similar expenses as we open company-operated restaurants.
(f)	Includes reimbursement of expenses to our sponsor prior to our initial public offering and compensation and expense reimbursement to members of our board prior to our initial public offering.
(g)	Includes costs associated with third-party consultants for one-time projects, public offering expenses and certain professional fees and transaction costs related to financing transactions. We could incur similar expenses in future periods if we commence additional public offerings, financing transactions or other one-time projects.
(h)	Includes expenses incurred in connection with the transition to our new distributor.
(i)	Represents severance and legal fees associated with a former executive’s departure from the Company. Subsequent to September 25, 2016, we finalized the separation agreement with this former executive and incurred approximately $0.1 million of additional legal fees and other related expenses during the thirteen weeks ending December 25, 2016.
(j)	Includes loss (gain) on disposal of property and equipment, impairment and cash proceeds on disposals from disposition of property and equipment. We could continue to record impairment expense in future periods if performance of company-operated restaurants is not sufficient to recover the carrying amount of the related long-lived assets. We expect to incur future losses (gains) and to receive cash proceeds on disposal of property and equipment associated with retirement, replacement or write-off of fixed assets.

Bojangles’, Inc. – Fiscal Year 2016

Third Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to Adjusted Net Income

(in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Net income	$10,019	8,910	27,894	18,682

Certain professional and transaction costs (a)	24	160	66	5,041
Incremental public company costs (b)	—	(104)	—	(898)
Vesting of performance-based stock options (c)	—	—	—	707
Payroll taxes associated with stock option exercises (d)	8	—	79	17
Distributor transition costs (e)	—	217	81	217
Executive separation expenses (f)	197	507	197	507
State income tax rate change (g)	(908)	(903)	(908)	(903)
Tax impact of adjustments (h)	(82)	(296)	(156)	(469)

Total adjustments	(761)	(419)	(641)	4,219

Adjusted Net Income	$9,258	8,491	27,253	22,901

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Diluted net income per share	$0.27	0.24	0.74	0.50

Certain professional and transaction costs (a)	—	—	—	0.13
Incremental public company costs (b)	—	—	—	(0.02)
Vesting of performance-based stock options (c)	—	—	—	0.02
Payroll taxes associated with stock option exercises (d)	—	—	—	—
Distributor transition costs (e)	—	0.01	—	0.01
Executive separation expenses (f)	—	0.01	0.01	0.01
State income tax rate change (g)	(0.02)	(0.02)	(0.02)	(0.02)
Tax impact of adjustments (h)	—	(0.01)	—	(0.02)

Total adjustments	(0.02)	(0.01)	(0.01)	0.11

Adjusted Diluted Net Income per Share	$0.25	0.23	0.73	0.61

(a)	Includes costs associated with third-party consultants for one-time projects, public offering expenses and certain professional fees and transaction costs related to financing transactions. We could incur similar expenses in future periods if we commence additional public offerings, financing transactions or other one-time projects.
(b)	Reflects an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company in addition to actual amounts incurred. By its nature, this adjustment involves risks and uncertainties, and the actual costs incurred could be different than this adjustment. No adjustments will be made beyond the second fiscal quarter 2016 since the one year anniversary of our initial public offering occurred during the thirteen weeks ended June 26, 2016.
(c)	Includes non-cash, stock-based compensation related to the vesting of certain performance based stock option awards. We could incur similar expenses in future periods upon the achievement of the performance metrics indicated in the stock option grants.
(d)	Represents payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering. We expect to incur similar expenses in future periods when our directors or employees exercise stock options that were outstanding prior to our initial public offering.
(e)	Includes expenses incurred in connection with the transition to our new distributor.
(f)	Represents severance and legal fees associated with a former executive’s departure from the Company. Subsequent to September 25, 2016, we finalized the separation agreement with this former executive and incurred approximately $0.1 million of additional legal fees and other related expenses during the thirteen weeks ending December 25, 2016.
(g)	As a result of the enacted reductions to the North Carolina corporate income tax rate, we adjusted our deferred income taxes by applying the lower rate, which resulted in a corresponding decrease to income tax expense.
(h)	Represents the income tax expense associated with the adjustments in (a) through (g) that are deductible for income tax purposes.

Bojangles’, Inc. – Fiscal Year 2016

Third Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Company Restaurant Revenues to Restaurant Contribution

(in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Company restaurant revenues	$126,358	117,536	372,446	339,914
Food and supplies costs	(39,331)	(37,223)	(116,872)	(110,508)
Restaurant labor costs	(35,115)	(32,429)	(102,976)	(94,075)
Operating costs	(28,625)	(25,936)	(83,645)	(74,120)

Restaurant contribution	$23,287	21,948	68,953	61,211

Restaurant contribution margin	18.4%	18.7%	18.5%	18.0%